EXECUTION COPY






ASSET ACQUISITION AGREEMENT

Between and Among


Northeast Landfill Power Joint Venture,

Northeast Landfill Power Company,

Johnston Natural Power Corporation

and

Ridgewood Providence Power Partners, L.P.







Dated as of January 1, 1996





Acquisition of the Assets of
Northeast Landfill Power Joint
Venture.






TABLE OF CONTENTS


Article  1     Definitions and Interpretations      Page  2

Article  2     Sale and Purchase of Assets; Purchase Price      Page 14

Article  3     Closing Date and Actions at Closing      Page 18

Article  4     Representations and Warranties      Page 20

Article  5     Representations and Warranties of RPLP      Page 37

Article  6     Conditions Precedent to the Obligations of RPLP      Page 40

Article  7     Conditions Precedent to the Obligations of the Joint
Venture      Page 45

Article  8     Pre-Closing Covenants and Termination      Page 48

Article  9     Post Closing Covenants      Page 55

Article 10     Indemnification      Page 58

Article 11     Tax Matters      Page 61

Article 12      Miscellaneous      Page 63

Article 13     Execution Clause      Page 69







     EXHIBITS





Assignment and Assumption Agreement          Exhibit A

Bill of Sale
     Exhibit B

Financial Statements          Exhibit C

Form of Sublease Amendment           Exhibit D


     ASSET ACQUISITION AGREEMENT


     THIS ASSET ACQUISITION AGREEMENT (this "Agreement") is made and entered into as of January 1, 1996, between and among Northeast Landfill Power Joint Venture, a joint venture organized as a general partnership under the laws of the State of Illinois (the "Joint Venture"), Northeast Landfill Power Company, a Massachusetts corporation and co-general partner of the Joint Venture ("NLPC"), Johnston Natural Power Corporation, a Delaware corporation and co-general partner of the Joint Venture ("JNPC"), and Ridgewood Providence Power Partners, L.P., a Delaware limited partnership ("RPLP").

     RECITALS

     A. The Joint Venture owns all of the assets comprising an approximately 12.2985 (net) megawatt landfill gas fired electric generation facility located in the town of Johnston, Rhode Island (the "Project"), which provides electric energy and capacity to NEP (as defined below), pursuant to the Power Purchase Agreement (as defined below).
     B. The Joint Venture desires to sell substantially all of its properties and assets to RPLP, and RPLP desires to purchase substantially all of the properties and assets of the Joint Venture.
     C. The Joint Venture, NLPC and JNPC are entering into this Agreement in order to consummate the sale of assets by the Joint Venture to RPLP and to effectuate the other transactions contemplated hereby.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties, intending to be legally bound, hereby agree as follows:


ARTICLE 1

Definitions and
Interpretations


     1.1 Defined Terms. Capitalized terms used in this Agreement without other definition shall have the meanings specified in this Section 1.1, unless the context requires otherwise.
     "Additional Consents and Notices" has the meaning set forth in Section 4.6.
     "Affiliate" of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of the foregoing, "control," "controlled by" and "under common control with," with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
     "Affiliate Notes" means (i) the Promissory Note of the
Joint Venture dated July 14, 1989, payable to Douglas M. Kinney, in the original principal amount of $67,141 and having a balance due as of the Effective Date of $139,654.19 and (ii) the Promissory Notes of the Joint Venture dated June 27, 1989, August
1, 1989 and August 9, 1989, each payable to JNPC in the original principal amount of $20,000, $19,000 and $32,141 respectively, and each having a balance due as of the Effective Date of $41,800.21, $31,048.57 and $66,355.28, respectively (or
$139,204.06 in total).
     "Agreement" means this Asset Acquisition Agreement, including all Exhibits and Schedules attached hereto.
     "Assignment" means an Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto, or as otherwise modified as agreed by the Joint Venture and RPLP.
     "Bill of Sale" means the Bill of Sale substantially in the form of Exhibit B attached hereto.
     "Closing" has the meaning given in Section 3.1.
     "Closing Date" has the meaning given in Section 3.1.
     "Closing Documents" means, collectively, (i) this Agreement, (ii) the Bill of Sale and (iii) each Assignment required to be delivered hereunder.
     "Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations adopted thereunder as in effect from time to time.
     "Current Assets" means, collectively, the current assets of the Joint Venture shown on the Balance Sheet contained in the Financial Statements.
     "Current Liabilities" means, collectively, all current liabilities of the Joint Venture shown on the Balance Sheet contained in the Financial Statements (excluding, however, all amounts of principal due or to become due under the Northwestern Financing Arrangements).
     "Default" means, when used with reference to any agreement without other reference, any event or circumstance that, with the giving of notice or lapse of time, or both, would, unless cured or waived, become an Event of Default under such agreement.
     "Effective Date" means 12:01 a.m., January 1, 1996.
     "Environmental Laws" means, collectively, all federal, state, local and other laws, statutes and regulations, and any other rule, guidance, guideline or common law, which in any way relates to health, safety or the environment, including the Comprehensive Environmental Response, Compensation, and Liability
Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 43 U.S.C. section 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. section 6901 et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977,
33 U.S.C. section 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. section 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. section 11001 et seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. section 7401 et seq.; the National Environmental Policy Act of 1975, 42 U.S.C. section 4231; the Rivers and Harbours Act of 1899, 33 U.S.C. section 401 et seq.; the Endangered Species Act of 1973, as amended, 16 U.S.C. section 1531 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. section 651 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. section 300(f) et seq.; the Hazardous Materials Transportation Act, 42 U.S.C. sections 1471, 1472, 1655, 1801 et seq.; the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. sections 136 et seq.; the Atomic Energy Act, 42 U.S.C. sections 3011 et seq; and any corresponding Rhode Island statutes.
     "Event of Default" means, when used with reference to any agreement without other reference, an event of default or other similar event as defined in, or pursuant to, the terms of such agreement.
     "Excluded Assets" means the assets described in the exclusions contained in sub-paragraphs (i), (ii), (iii) and (iv) of the definition of "Purchased Assets".
     "FERC" means the Federal Energy Regulatory Commission and its successors.
     "Financial Statements" means the unaudited balance sheet and income statement of the Joint Venture as at December 31, 1995, attached hereto as Exhibit C.
     "FPA" means the Federal Power Act, as amended, and all rules and regulations adopted thereunder as in effect from time to time.
     "GAAP" means generally accepted accounting principles in effect in the United States from time to time, applied on a consistent basis by the accounting entity to which they refer.
     "Gas Agreements" means, collectively, the Lease Agreement and the Sublease Agreement.
     "Gasco" has the meaning set forth in the definition of "Sublease Agreement."
     "Governmental Approval" shall mean any authorization, consent, approval, waiver, exception, variance, order, franchise, permit, license, or exemption issued by any federal, state or local Governmental Person.
     "Governmental Filing" shall mean any filings, reports, registrations, notices or other submissions made to any federal, state or local Governmental Person.
     "Governmental Consents and Notices" has the meaning set forth in Section 4.5.
     "Governmental Person" means, with respect to any Person, any federal, state, local or other government, or any political subdivision thereof or any governmental, judicial, public or statutory instrumentality, tribunal, agency (including those pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the matter or Person in question.
     "Governmental Rule" means, with respect to any Person, any applicable federal, state, local or other law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, directive, injunction, writ or similar action or decision duly implementing any of the foregoing by any Governmental Person, but does not include Governmental Approvals.
     "Hazardous Substance" shall mean any "hazardous substance" as defined under Section 101(14) of CERCLA or the regulations adopted pursuant thereto, or any "hazardous substance" as defined under any similar Rhode Island statute, rule or regulation.
     "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended, and all applicable rules and regulations thereunder as in effect from time to time.
     "H-W" means Hayden-Wegman, Inc., a New York Corporation.
     "JNPC" has the meaning set forth in the preamble to this Agreement.
     "Joint Account" shall mean the joint checking account described in Section 2.4 hereof.
     "Joint Venture" has the meaning set forth in the recitals hereto.
     "Joint Venture Agreement" means that certain Joint Venture Agreement dated as of February 3, 1989 between and among NLPC and JNPC, as joint venturers, pursuant to which the Joint Venture is organized.
     "Joint Venture Interest" shall mean (i) with respect to NLPC, its 50% partnership interest in the Joint Venture under the Joint Venture Agreement, (ii) with respect to JNPC, its 50% partnership interest in the Joint Venture under the Joint Venture Agreement, and (iii) collectively, the partnership interests of NLPC and JNPC in the Joint Venture under the Joint Venture
Agreement.
     "Knowledge," "known" and "knows," whether or not capitalized herein and when used with respect to matters set forth in a representation, warranty, covenant or other provision of this Agreement applicable to the Joint Venture means the knowledge and beliefs of any executive officer of any of the Joint Venture, NLPC or JNPC, including but not limited to Gordon
Deane, Doug Kinney and Hugh Eaton after due inquiry.
     "Lease Agreement" means that certain Landfill Gas Lease
Agreement dated as of May 1, 1987 by and among RISWMC and H -W, as supplemented by that certain Supplemental Agreement dated as of May 1, 1987, by and between RISWMC and H-W, as further supplemented by that certain letter from RISWMC to Mr. Donald
Dargie dated May 9, 1988, as amended by that certain letter agreement dated July 28, 1988 between RISWMC and H-W, as further amended by that certain Amendment to Landfill Gas Lease Agreement dated as of March 31, 1989 by and between RISWMC and H-W, and as further amended by that certain letter agreement dated September
6, 1991 between RISWMC and the Joint Venture (successor to H-W by virtue of that certain Assignment dated as of March 31, 1989 and consented to by RISWMC pursuant to that certain Consent to Assignment and Agreement dated as of March 31, 1989) confirming the "Primary Term" thereof, and as further amended by that certain Second Amendment to Landfill Gas Lease Agreement dated as of October 24, 1991 by and between RISWMC and the Joint Venture, as evidenced and further amended by (i) that certain Memorandum of Landfill Gas Lease Agreement dated October 30, 1989 by and between RISWMC and H-W, (ii) that certain Memorandum of Landfill
Gas Lease Agreement dated December 18, 1989, by and between
RISWMC and H-W, (iii) that certain Memorandum of Landfill Gas
Lease Agreement and Easement Agreement dated April 19, 1991 by and between RISWMC and the Joint Venture and (iv) that certain Memorandum of Landfill Gas Lease Agreement and Easement Agreement dated October 29, 1991 by and between RISWMC and the Joint
Venture recorded in the Land Evidence Records in Book 354, Page
145.
     "Lien" means any lien, mortgage, encumbrance, charge, pledge, lease, security interest, claim, option or right of any kind (including any conditional sale or other title retention agreement) which constitutes an interest in or claim against property, except Permitted Liens.
     "Management Agreements" mean (i) the Management Agreement dated October 31, 1989 between the Joint Venture and NLPC and
(ii) the Management Agreement dated October 31, 1989 between the
Joint Venture and JNPC.
     "NEP" means New England Power Company, a Massachusetts corporation.
     "NLPC" has the meaning set forth in the preamble to this Agreement.
     "Northwestern Financing Arrangements" means the Note
Purchase Agreement dated as of October 1, 1991 between and among the Joint Venture and Northwestern National Life Insurance
Company, Northern Life Insurance Company and The North Atlantic
Life Insurance Company of America, and all documents, instruments and agreements related thereto.
     "Permits" means the Governmental Approvals and the Governmental Filings described in Section 4.19 hereof.
     "Permitted Liens" means (i) the Liens created under the Northwestern Financing Arrangements, (ii) any Lien for real estate or similar taxes which are not yet due and payable, (iii) the Liens created under the Power Purchase Agreement and (iv)
Liens on record at the Johnston land records.
     "Person" means any individual, corporation, partnership, trust, joint venture, unincorporated association, limited liability company, Governmental Person or other entity.
     "Power Purchase Agreement" means that certain Power
Purchase Agreement dated as of November 6, 1987 by and between NLPC and NEP, as amended by Amendment dated December 1, 1989, and as further amended by Second Amendment dated October 31, 1991, as assigned by NEP to Massachusetts Electric Company by Assignment dated November 18, 1987, as reassigned by Reassignment dated
February 12, 1988 by Massachusetts Electric Company to NEP and as assigned by Assignment Agreement dated March 31, 1989 by NLPC to the Joint Venture and consented to by NEP on October 12, 1988.
     "Project" has the meaning set forth in the recitals to this Agreement.
     "Project Documents" has the meaning set forth in Section
4.17.
     "Project Information" has the meaning set forth in Section
4.29.
     "PUHCA" means the Public Utility Holding Company Act of
1935, as amended, and all rules and regulations adopted thereunder as in effect from time to time.
     "Purchase Price" means the amount described in Section 2.2 hereof.
     "Purchased Assets" means all of the properties and assets
(real and personal, tangible and intangible) of the Joint Venture of every kind and wherever situated which are owned by the Joint Venture or in which it has any right or interest as the same may exist on the Closing Date (including, without limiting the generality of the foregoing, its business as a going concern; its goodwill and franchises; its trademarks, trademark registrations and trademark applications; its trade names, copyrights, copyright applications and copyright registrations; its patents and patent applications; its franchises, permits, licenses, processes, formulae, trade secrets, inventions and royalties, including all rights to sue for past infringement; its lands, leaseholds and other interests in land; its inventory, equipment and supplies; its cash, money on deposit with banks and others, certificates of deposit, commercial paper, stocks, bonds and other investments; its accounts receivable; its causes of action, judgments, claims and demands of whatever nature; its tangible and intangible personal property of all kinds; its deferred charges, advance payments, prepaid items, claims for refunds, right of offset and credits of all kinds, including all credit balances under any state unemployment compensation plan or fund;
its employment contracts, restrictive covenants and obligations of present and former officers and employees and of individuals and corporations; its contracts and rights under joint venture agreements or other arrangements; its files, papers and records relating to the aforesaid business, properties and assets);
provided, however, that the Purchased Assets shall not include the following (collectively referred to as the "Excluded
Assets"):
     (i) The consideration delivered to the Joint Venture pursuant to this Agreement;
     (ii) The rights of the Joint Venture to enforce the obligations of RPLP to pay, perform or discharge the liabilities and obligations of the Joint Venture assumed by RPLP as hereinafter provided and all other rights of the Joint Venture under this Agreement (including all rights to indemnification by RPLP contained herein);
     (iii) All insurance policies maintained by the Joint
Venture; provided, however that any such policies relate to or provide coverage for the benefit of the Project with respect to claims made or events which occurred after the Effective Date but prior to the Closing Date, the Joint Venture will assign to RPLP, or otherwise obtain for the benefit of RPLP, all rights to such coverages under such policies;
     (iv) Any tax benefits or tax attributes of the Joint
Venture (or any of its partners);
     (v) The WPI Agreements;
     (vi) The Management Agreements;
     (vii) Books and records of the Joint Venture relating solely to its organization;
     (viii) Any current asset which is not included in the determination of Current Assets; and
     (ix) The rights by way of defense or counterclaim against a claim asserted against the Joint Venture to the extent not assumed or indemnified by RPLP.
The Purchased Assets shall include without limitation all assets of the Joint Venture reflected on the balance sheet of the Joint Venture contained in the Financial Statements, except for the Excluded Assets and except as disposed of after the date of the Financial Statements in the ordinary course and in compliance with the provisions of this Agreement.
      "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended, and all rules and regulations adopted thereunder as in effect from time to time.
     "Qualifying Facility" means a "qualifying facility" within the meaning of PURPA.
     "RIPUC" means the Rhode Island Public Utilities Commission and its successors.
     "RISWMC" means Rhode Island Solid Waste Management
Corporation, a Rhode Island Corporation.
     "RPLP" has the meaning set forth in the preamble of this Agreement.
     "Regulated Substance" means (a) asbestos, PCBs, petroleum or petroleum products, and (b) any "hazardous substances", "hazardous waste", "hazardous materials", "extremely hazardous substances", "regulated substances", "industrial waste",
"residual waste", "solid waste", "toxic substances", "toxic pollutants", "contaminants" or "pollutants" as any of those terms is currently defined in or for the purpose of any applicable Environmental Law.
     "Release or Discharge" shall mean, whether or not capitalized, any spill, leak, emission, dumping, discharge, injection, escape, or disposal of any substance into the environment, including any surface water, groundwater, land surface, subsurface strata, or air.
     "SCS Engineers Report" has the meaning set forth in Section
6.10(b) hereof.
     "Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations adopted thereunder as in effect from time to time.
     "Site" means the land leased to the Joint Venture under the Lease Agreement.
     "Sublease Agreement" means that certain Rhode Island
Landfill Gas Contract and Sublease Agreement dated as of March
31, 1989 by and between Northeast Landfill Gas Limited
Partnership [now Gasco] and the Joint Venture, as amended by Amendment dated December 3, 1989 by and between Gasco and the Joint Venture and Second Amendment dated as of October 31, 1991 by and between Gasco and the Joint Venture.
     "Sublease Amendment" means the amendment to the Sublease
Agreement referred to in Section 6.9 hereof.
     "WPI" means WPI Packaging and Maintenance Company, Inc., a
Texas corporation.
     "WPI Agreements" means all agreements, contracts, memoranda and understandings, written or oral, to which the Joint Venture is a party with WPI, including without limitation (i) the Agreement for Turnkey Engineering, Procurement and Construction Services dated November 22, 1989 between the Joint Venture and
WPI pursuant to which the Joint Venture purchased certain equipment and services for the Project, (ii) the Operation and Maintenance Contract dated as of November 22, 1989 between the Joint Venture and WPI, as amended by an Amendment dated October
31, 1991, pursuant to which WPI provides certain operation and maintenance services for the Project and (iii) the Settlement
Agreement dated October 12, 1995 between the Joint Venture and
WPI.
     1.2 Interpretations. For purposes of this Agreement, except where otherwise expressly provided or unless the context otherwise necessarily requires:

          1.2.1 the terms "herein," "herewith" and "hereof" are references to this Agreement, taken as a whole;
          1.2.2  the terms "include," "includes" and
"including" shall mean "including, without limitation";
          1.2.3  references to a "Section," "Article,"
"Exhibit" or "Schedule" shall mean a Section, Article, Exhibit or Schedule of this Agreement, as the case may be;
          1.2.4 references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made;
          1.2.5 references to a Person include its permitted successors and permitted assigns;
          1.2.6 the singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa;
          1.2.7 reference to a given Governmental Rule is a reference to that Governmental Rule as amended, modified, supplemented or restated as of the date on which the reference is made; and
          1.2.8 accounting terms have the meanings given to them by GAAP.


     ARTICLE 2

     Sale and Purchase of
 Assets; Purchase Price


     2.1 Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, the Joint Venture agrees to sell, assign, transfer, convey and deliver to RPLP, and RPLP agrees to purchase, acquire and accept from the Joint Venture, the Purchased Assets.
     2.2 Determination of Purchase Price. The aggregate purchase price to be paid to the Joint Venture by RPLP for the Purchased Assets at the Closing as contemplated hereby, (the "Purchase Price") shall be determined as of the Effective Date and in accordance with GAAP, as follows:
     (a) $8,000,000; plus
     (b) $973,720, being an amount equal to the Effective Date balance in the Escrow Account (as defined in the Power Purchase Agreement), net of the 15% royalty payable to RISWMC and the .75% payment in lieu of taxes to the Town of Johnston with respect thereto; plus
     (c) $877,087, being an amount equal to the sum of (i) the $501,533 Effective Date balance in the Debt Service Reserve Account (as defined in the Northwestern Financing Arrangements), plus (ii) the $375,554 Effective Date balance in the Maintenance Reserve Account (as defined in the Northwestern Financing Arrangements); plus
     (d) $447,542, being an amount equal to the amount by which
(1) the Current Assets exceed the Current Liabilities; minus
     (e) All amounts, if any, paid by the Joint Venture from and after the Effective Date with respect to the Management Agreements (except to the extent such amounts were included in the determination of Current Liabilities); minus
     (f) All amounts (whether principal or interest) paid to Affiliates of the Joint Venture from and after the Effective Date with respect to the Affiliate Notes (except to the extent such amounts were included in the determination of Current Liabilities); plus
     (g) An amount in lieu of interest computed at the rate of 5.2% per annum from the Effective Date through the Closing Date on the sum of the amounts set forth in Sub-sections 2.2(a), (b),
(c), (d), (e) and (f) above, less the $500,000 amount of the deposit to the Joint Account as provided in Section 2.3(a) below; minus
     (h) An amount equal to the lesser of (i) $400,000 or (ii) amount of any and all prepayment premiums, legal fees, filing fees and other costs and expenses (excluding debt repayment) required to be paid or incurred by RPLP to or for the account of Northwestern National Life Insurance Company and/or its Affiliates in order to secure the consent of the holders of the notes issued under the Northwestern Financing Arrangements to the sale of assets by the Joint Venture and the assumption of the Northwestern Financing Arrangements by RPLP.
     The parties intend that the economic effects of the closing of the transactions contemplated hereby shall relate back to the Effective Date (notwithstanding the actual Closing Date) and the parties are adopting the approach set forth herein so that the economic burdens and benefits of ownership of the Project shall be for the account of RPLP from and after the Effective Date.
       2.3 Payment of Purchase Price. The Purchase Price shall be paid to or for the account of the Joint Venture at the Closing as follows:
     (a) $500,000 of the Purchase Price shall be paid by deposit by RPLP of $500,000 in cash in the Joint Account;
     (b) An amount (not to exceed $300,000 in the aggregate) shall be paid to the holders of the Affiliate Notes, in each case by wire transfer of immediately available funds in the amounts and to U.S. bank accounts identified to RPLP in writing by the Joint Venture at least three business days prior to the Closing Date (such payments being made in full satisfaction of the Affiliate Notes and against receipt by the Joint Venture (with a copy to RPLP) of the originals of all such notes from the holders thereof marked "paid"); and
     (c) The remaining balance of the Purchase Price shall be paid by wire transfer of immediately available funds to a U.S. bank account of the Joint Venture identified to RPLP in writing by the Joint Venture at least 3 business days prior to the Closing Date.
     2.4 Joint Account. Prior to the Closing, RPLP shall cause to be established a regular checking account at the main office of Fleet National Bank in Providence, Rhode Island (the "Joint Account"). Such account shall require two signatures to authorize any disbursement of funds with one signatory to be designated by RPLP and one signatory to be designated by the Joint Venture. Each of RPLP and the Joint Venture agrees to instruct their respective designees to authorize disbursements from the Joint Account from time to time in accordance with the terms and provisions of this Agreement, and pending any such disbursements, to authorize the investment of the funds deposited in the Joint Account in obligations of the United States having a maturity of not more than 30 days.
     2.5 Assumption of Liabilities. At the Closing, RPLP shall assume and shall thereafter discharge, satisfy or pay when due, the following liabilities of the Joint Venture existing as of the Closing Date:
     (a) All Current Liabilities (except to the extent discharged, paid or satisfied by the Joint Venture after the Effective Date and on or prior to the Closing Date);
     (b) Additional current liabilities incurred by the Joint Venture in the ordinary course of business and in accordance with the provisions of this Agreement from and after the Effective Date through the Closing Date to parties which were not affiliated with the Joint Venture at the time that such current liabilities were incurred (including, specifically, current liabilities incurred under the Operation and Maintenance Contract described in subparagraph (ii) of the definition of WPI Agreements, the 15% royalty payable to RISWMC and the 0.75% payment to the Town of Johnston in lieu of taxes);
     (c) All liabilities to Gasco under the Sublease Agreement, as amended by the Sublease Amendment;
     (d) All liabilities and obligations under the Northwestern Financing Arrangements, as amended or modified as contemplated hereby;
     (e) The amount equal to the amount of reduction in the Escrow Account amount described in Section 2.2(b) attributable to the 15% royalty payable to RISWC and the 0.75% payment to the Town of Johnston in lieu of taxes; and
     (f) The obligations of the Joint Venture under the other agreements subject to the Assignments, to the extent set forth in each of such Assignments.
Except as expressly provided by this Section 2.5 (and the specific terms of the Assignments), RPLP shall not assume or become responsible for any other liabilities of the Joint Venture (including, for example, the WPI Agreements (except to the extent described in subparagraph 2.5(b) above) and the Management Agreements) and all such other liabilities shall be retained by, and satisfied by, the Joint Venture.


     ARTICLE 3
     Closing Date and Actions at
Closing


     3.1 Closing Date. Subject to the other provisions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Hinckley, Allen & Snyder, 1500 Fleet Center, Providence, Rhode Island, 02903, at 10:00 A.M., local time on April 10, 1996 or, if later, within 5 days after the later to occur of (i) satisfaction (or waiver by the Joint Venture) of the closing conditions set forth in Article 7 hereof or (ii) satisfaction (or waiver by RPLP) of the closing conditions set forth in Article 6 hereof or
(iii) such other time and place as may be mutually agreed upon by the parties. The date of the Closing is sometimes referred to herein as the "Closing Date".
     3.2 Actions at Closing. In addition to and without limiting any other provision of this Agreement, the Joint Venture (in the case of Sections 3.2.1) and RPLP (in the case of Section 3.2.2) agree to take the following actions or use their reasonable efforts to cause the following actions to be taken at the Closing on or before the Closing Date:
          3.2.1 Deliveries of the Joint Venture. The Joint Venture will take such action as may be necessary to cause the delivery to RPLP of:
          (a) The Bill of Sale executed by the Joint Venture;
          (b) An Assignment executed by the Joint Venture for each of the Project Documents to which the Joint
Venture is a party (other than the Permits);
          (c) Checks or drafts for all funds of the Joint
Venture on deposit with banks or other persons as of the Closing Date (other than the Joint Account funds and the Purchase Price funds); and
          (d) Such other instruments of transfer as shall be reasonably requested by RPLP to vest in RPLP good and marketable title to the Purchased Assets.
          3.2.2 Deliveries of RPLP. RPLP will take such action as may be necessary:
          (a) To cause the deposit of the sum of $500,000 in the Joint Account in accordance with the provisions of Section 2.3(a) above;
          (b) To cause wire transfers of the balance of the Purchase Price to be made in accordance with the provisions of Section 2.3 (b) and (c) above;
          (c) To deliver to the Joint Venture an Assignment executed by RPLP for each of the Project Documents described in 3.2.1(b) above; and
          (d) To cause the amount described in Section 2.2(h) above to be paid or applied to or for the account of the holders of the notes issued under the Northwestern Financing Arrangements.
     3.3 Additional Actions. The Joint Venture and RPLP, shall, on and after the Closing Date, take such further actions as contemplated as may be requested by the other party pursuant to Article 9.2 hereof.




     ARTICLE 4
Representations and Warranties


     Subject to the provisions of Section 12.11 below, each of NLPC, JNPC and the Joint Venture hereby represent and warrant to RPLP (regardless of any examinations, inspections, audits or other investigations RPLP has heretofore made or may hereafter make) that the following statements are true, correct and complete in all respects; provided, however, that representations and warranties pertaining (i) solely to NLPC shall be deemed to be made individually by NLPC, (ii) solely to JNPC shall be deemed to be made individually by JNPC, and (iii) to the Joint Venture, the Project or the Purchased Assets shall be deemed to be made jointly and severally by NLPC, JNPC and the Joint Venture.
     4.1 Due Organization. Each of NLPC and JNPC is a corporation, and the Joint Venture is a general partnership, in each case duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and each of such Persons is qualified to transact business in all jurisdictions where the ownership of its properties or its operations require such qualification. Each of NLPC and JNPC are single purpose corporations organized solely for the purpose of owning their respective Joint Venture Interests and have not engaged in any other business or incurred any liabilities other than pursuant to the Project Documents to which it is a party. There are no dissolutions, winding up or similar proceedings pending, or to the knowledge of NLPC, JNPC or the Joint Venture, threatened against any of such Persons.
     4.2 Power and Authority. Subject to obtaining the consents and making the filings described in Sections 4.5 and 4.6 below, each of NLPC and JNPC has full corporate power and authority, and the Joint Venture has full partnership power and authority, to enter into and perform its obligations hereunder and under any of the other Closing Documents to which it is or will be a party and to consummate the transactions herein and therein. All corporate or partnership proceedings required to be taken by NLPC, JNPC or the Joint Venture to authorize it to execute, deliver and perform the terms of this Agreement and the other Closing Documents to which it is or will be a party have been duly and validly taken.
     4.3 Valid, Binding and Enforceable Obligation. Each of this Agreement and the other Closing Documents to which any of NLPC, JNPC or the Joint Venture is or will be a party has been, or will be on the Closing Date, duly and validly executed by such Person, and constitutes, or will constitute when executed, a valid, binding, and legal obligation, enforceable against such Person in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and the enforcement of debtors' obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.
     4.4 No Violations. The execution and delivery by NLPC, JNPC and the Joint Venture of this Agreement and the other Closing Documents to which any of such Persons is or will be a party, and the consummation of the transactions contemplated hereby and thereby will not (a) violate or be in conflict with the charter documents of NLPC or JNPC or the organizational documents of the Joint Venture, or, (b) subject to obtaining the consents and making the filings described in Sections 4.5 and 4.6 below, violate or be in conflict with or constitute a Default or Event of Default under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Project Document, any Permit or any other debt, obligation, contract, commitment of fees or other agreement to which any of NLPC, JNPC or the Joint Venture is a party or by which any of its respective properties or assets is or may be bound, (c) result in the creation or imposition of any Lien upon any of the property or assets of any of NLPC, JNPC or the Joint Venture or (d) violate any Governmental Rule.
     4.5 Governmental Consents and Notices. Except for the Governmental Approvals set forth on Schedule 4.5 (collectively, the "Governmental Consents and Notices"), no Governmental Approval is necessary or appropriate in connection with the execution and delivery of this Agreement and the other Closing Documents by any of NLPC, JNPC or the Joint Venture or the consummation by such Persons of the transactions contemplated hereby and thereby, including the transfer of the Purchased Assets to RPLP. Except as expressly described on Schedule 4.5, all of the Governmental Consents and Notices have been duly obtained or made and none has been revoked or rescinded or has expired. Except for the Governmental Approvals and Governmental Filings set forth on Schedule 4.5, no Governmental Approval or Governmental Filing is required either before or after Closing in order for (i) the Project to continue to operate in compliance with the Permits, and (ii) each of the Permits to remain in full force and effect until its respective designated expiration or renewal date.
     4.6 Additional Consents and Notices. Except for the consents, notices and other items set forth on Schedule 4.6 (collectively, the "Additional Consents and Notices"), no filing, registration, qualification, notice, consent, approval or authorization to, with or from any Person (excluding Governmental Persons) is necessary or appropriate in connection with the execution and delivery of this Agreement and the other Closing Documents by any of NLPC, JNPC or the Joint Venture or the consummation of the transactions contemplated hereby and thereby, by such Persons, including the transfer of the Purchased Assets to RPLP. Except as expressly described on Schedule 4.6, all of the Additional Consents and Notices have been duly obtained or made and none has been revoked or rescinded or has expired.
     4.7 Ownership. NLPC and JNPC are the only partners of the Joint Venture. Each of NLPC and JNPC has good and marketable title to the Joint Venture Interest owned by it, in each case, subject to no Liens. The Joint Venture will sell and transfer the Purchased Assets to RPLP at the Closing free and clear of all Liens as herein provided, and upon such conveyance to RPLP, RPLP will acquire all rights in the Purchased Assets held by the Joint Venture and, to the knowledge of NLPC, JNPC or the Joint Venture, shall be entitled to conduct the business of the Project in the same manner and to the same extent as previously conducted by the Joint Venture without approval or consent of any other Person (except as specifically identified herein).
     4.8 No Litigation. There are no actions, suits or proceedings of any type pending or, to the knowledge of NLPC, JNPC or the Joint Venture threatened, against any of NLPC, JNPC or the Joint Venture or any of their respective properties or business, whether at law or in equity, before or by any Governmental Person. Neither NLPC, JNPC nor the Joint Venture has any knowledge of any state of facts or contemplated event which may reasonably be expected to give rise to any such action, suit or proceeding. Neither of NLPC, JNPC nor the Joint Venture is operating under (other than any Governmental Approval), or subject to, or in default with respect to, any order, writ, injunction or decree of any Governmental Person (other than such orders, writs, injunctions or decrees which the Joint Venture may be subject by reason of the lease or occupation of the Site under the Lease Agreement).
     4.9 Bankruptcy. Neither NLPC, JNPC nor the Joint Venture has filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its respective properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against NLPC, JNPC or the Joint Venture seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, or other debtor relief law, and no other liquidator has been appointed of NLPC, JNPC or the Joint Venture, or of all or any part of their respective properties.
     4.10 PUHCA, FPA, Etc. Neither NLPC, JNPC nor the Joint Venture is a "public utility company," an "electric utility company, a "holding company," a "subsidiary company," an "associate company" or an "affiliate" within the meaning of PUHCA, the FPA, PURPA or under any applicable state laws relating to the regulation of electric utilities.
     4.11 Business of the Joint Venture. The Joint Venture has not engaged in any business or activities other than the development, ownership, operation and maintenance of the Project and matters incidental thereto. Without limiting the generality of the foregoing, except as disclosed herein, the Joint Venture
(a) does not own any capital stock, partnership interest or other interest of any type, directly or indirectly, in any other corporation, partnership or other Person, (b) has not conducted any business other than the business contemplated by the Project Documents to which it is a party, (c) except as disclosed on Schedules 4.11 and 4.17.1, is not a party to or bound by any material contract, agreement, instrument or other document other than the Project Documents to which it is a party and (d) has no outstanding debt or other liability of any type other than pursuant to the Project Documents to which it is a party or as otherwise disclosed in the Financial Statements.
     4.12 Qualifying Facility Matters. The Project has been certified by the FERC (or self-certified by the Joint Venture) as a Qualifying Facility. The Project is, and during all applicable periods has been, a Qualifying Facility in compliance in all material respects with all technical and ownership requirements contained in all applicable FERC rules and regulations. To the knowledge of NLPC, JNPC and the Joint Venture, the Project is in compliance with all policies and procedures publicly promulgated by FERC or NEP (if any) with respect to the compliance of Qualifying Facilities with applicable FERC rules and regulations, and NEP has never threatened to delay or withhold any payment due or to become due under the Power Purchase Agreement or to cancel the Power Purchase Agreement. To the knowledge of NLPC, JNPC and the Joint Venture, no Person (including NEP, the RIPUC or the
FERC) has ever provided notice to the effect, or otherwise asserted or alleged, that the Project has failed or may fail to comply in any respect with any applicable rule or regulation relating to Qualifying Facilities.
     4.13 Financial Statements; Books of Account. NLPC, JNPC and the Joint Venture have heretofore furnished to RPLP the Financial Statements. Such Financial Statements have been prepared in accordance with GAAP, and present fairly the financial position and results of operations of the Joint Venture at the dates and for the periods indicated therein, subject, in the case of unaudited financial statements, to normal year-end adjustments. The Joint Venture has not engaged in any transaction, maintained any bank account or used any of the funds of the Joint Venture in the conduct of its business except for transactions, bank accounts and funds which have been and are reflected in the Financial Statements.
     4.14  Absence of Certain Changes.  Except as disclosed on
Schedule 4.14, since the date of the Financial Statements, the Joint Venture has not:
          4.14.1 entered into any transaction which was not in the ordinary course of its business;
          4.14.2 suffered any material adverse change in its business, operations, finances, assets or liabilities;
          4.14.3 suffered any material damage to, destruction of or loss of or to the Project or any of its assets;
          4.14.4 declared, paid or set aside for payment any amounts for distribution to NLPC, JNPC or any other Person; or
          4.14.5 made any change in any method of accounting or accounting practice or any change in depreciation or amortization policies or rates theretofore adopted.
     4.15 No Undisclosed Liabilities. The Joint Venture has no liabilities or obligations of any nature (whether accrued, absolute, fixed or unfixed, known or unknown, asserted or unasserted, contingent, by guaranty, surety or assumption or otherwise) in excess of $1,000 for any individual item or more than $10,000 in the aggregate, which were not fully disclosed, reflected or reserved against in the Financial Statements, or the notes thereto, which are required to be disclosed in the Financial Statements under GAAP (except for current trade liabilities or other obligations which have been incurred to parties which are not Affiliates of the Joint Venture since the date of the Financial Statements in the ordinary course of business and except for liabilities to Affiliates of the Joint Venture incurred under the Sublease Agreement, the Management Agreements or the Affiliate Notes).
     4.16  Assets.
          4.16.1 Real Property Rights; Title Insurance. The Joint Venture does not own any real property. Schedule 4.16.1 is a complete and accurate list of (i) all real property which is leased by the Joint Venture and of all easements, rights of way, rights of interconnection and other similar agreements in which the Joint Venture has any rights and (ii) all title insurance policies and similar insurance policies issued to the Joint Venture or any of its Affiliates relating to any of the property described in preceding clause (i).
          4.16.2 Fixtures and Improvements. Schedule 4.16.2 is a complete and accurate list of all buildings, fixtures and other improvements owned by the Joint Venture and located on the Site or elsewhere.
          4.16.3 Equipment and Other Personal Property. To the extent not included on Schedule 4.16.2, Schedule 4.16.3 is a complete and accurate list of all equipment, plant, machinery, installations, tools, spare parts, furniture, supplies, vehicles and other personal property owned by the Joint Venture, excluding only those items which have a fair market value of less than $1,000 individually, and Schedule 4.16.3 specifically indicates any such item of property which is not located on or at the Site and identifies the location thereof.
          4.16.4 Title to Assets. The Joint Venture has good leasehold title to the Site, free and clear of all Liens, and the Joint Venture has good and marketable title to the remainder of the Project and all of the Purchased Assets free and clear of all Liens. Except to the extent set forth in Schedule 4.16.4, to the knowledge of NLPC, JNPC and the Joint Venture, the Purchased Assets constitute all of the assets necessary for the safe, lawful and proper operation and use of the Project (including all easements, rights of way, rights on interconnection and other similar rights and agreements required for the operation of the Project) in the manner contemplated by the Project Documents.
       4.17 Project Documents. Schedule 4.17 attached hereto sets forth a list and brief description of every written agreement, contract, instrument, license, and franchise relating to the Project, including all amendments, supplements and exhibits, if any, thereto which are currently in effect and which are or could be material in any way to the business of the Joint Venture or the ownership or operation of the Project (collectively, the "Project Documents"). A true, correct and complete copy of each of the Project Documents requested by RPLP has been delivered to RPLP.
          4.17.1 Except for the Project Documents and except as set forth on Schedule 4.17.1, the Joint Venture is not a party to or subject to any agreement, contract, instrument, license or franchise of any kind which is currently in effect and which is or could be material in any way to the business of the Joint Venture or the ownership or operation of the Project.
          4.17.2 None of the Project Documents has been modified, supplemented, amended or terminated in any material respect, in any such case whether orally or in writing, except by means of another Project Document.
          4.17.3 Except as set forth on Schedule 4.17.3, each of the Project Documents constituting an agreement, contract, instrument or other similar document (including the Power Purchase Agreement), has been duly authorized, executed and delivered by the Joint Venture, and to the knowledge of NLPC, JNPC and the Joint Venture by each of the other parties thereto and, except to the extent fully performed in accordance with its terms, is in full force and effect and is valid and enforceable in accordance with its terms except as enforceability may be limited by bankruptcy or other similar laws of general application.
          4.17.4 Except as set forth on Schedule 4.17.4, to the knowledge of NLPC, JNPC and the Joint Venture, no Default or Event of Default by or on behalf of the Joint Venture has occurred under any Project Document (including the Power Purchase Agreement), which could result in the payment by the Joint Venture of $1,000 in any individual circumstance or $10,000 in the aggregate and which remains unwaived or uncured, and none of the Joint Venture, NLPC nor JNPC has received notice, oral or written, that a Default or Event of Default on the part of any other party thereto has occurred thereunder or that any other Person has alleged or asserted any such Default or Event of Default by any other party thereto (in each case, other than any such Default or Event of Default has been cured or waived).
     4.18 No Employees, Etc. The Joint Venture does not have and never has had, any employees, or any compensation, bonus, health, sick pay, disability, vacation pay, group-term life insurance, dependent care assistance, accidental death and dismemberment insurance, severance, employee welfare, pension, profit sharing, retirement or other employee benefit plans, funds, programs or arrangements.
     4.19  Permits.
     (a)  Except as described on Schedule 4.19, the Joint
Venture has obtained and holds all Governmental Approvals which are necessary for, or appropriate in connection with, the construction, ownership, use, occupation, and operation of the Project and the conduct of the Joint Venture's business and activities in accordance with the Project Documents or otherwise.
 The Joint Venture has made all Governmental Filings required with respect to the construction, ownership, use, occupation, and operation of the Project and the conduct of the Joint Venture's business and activities. All such required Governmental Approvals and Governmental Filings are listed on Schedule 4.19, attached hereto (collectively, the "Permits"), and a true, correct and complete copy of each of the Permits requested by RPLP has been delivered to RPLP.
     (b) Except as described on Schedule 4.19, each of the Permits set forth in Schedule 4.19 has been issued and vested exclusively in the name of the Joint Venture (except to the extent otherwise noted on the face of the Permit), is in full force and effect, and is final, any fixed period for appeal or review having elapsed (other than as to ongoing compliance or modification during the term of such Governmental Approval as otherwise provided by law and as indicated in Schedule 4.19). To the knowledge of NLPC, JNPC and the Joint Venture, no such Permit is subject to any pending suit, action, investigation, proceeding or appeal (whether judicial, administrative or otherwise) and no such matter is threatened.
     (c) To the knowledge of NLPC, JNPC and the Joint Venture, neither the Joint Venture nor any Affiliate thereof has committed any act, or failed to act, in any manner or under any circumstances which could result in the revocation or suspension of any existing Permit or in any other enforcement action.
     (d) Neither the Joint Venture nor any Affiliate thereof has received any written notice of violation or other notification from any Governmental Person or from any third party, alleging that the Joint Venture or any Affiliate thereof has committed any act, or failed to act, in any manner or under any circumstances which could result in the revocation or suspension of any existing Permit or in any other enforcement action.
     (e) Except as otherwise disclosed on Schedule 4.19, the consummation of the transactions provided for in this Agreement and the other Closing Documents will not impair or adversely affect any of the rights, power or privileges granted pursuant to any of the Permits. Except as otherwise disclosed in Schedule 4.19, no Governmental Approval or Governmental Filing is required either before or after Closing in order for (i) the Project to continue to operate in compliance with the Permits, and (ii) each of the Permits to remain in full force and effect until its respective designated expiration or renewal date.
     (f) Neither NLPC, JNPC nor the Joint Venture has any reason to believe that (i) any Permit which is renewable will not be renewed upon its natural expiration in the ordinary course of business upon compliance with normal and customary renewal procedures applicable to the respective Permit; or (ii) any Permit will be modified, to impose more restrictive conditions or requirements which may hinder the operation, production capacity, or revenue of the Project, or to increase the costs of operating the Project.
     4.20 General Legal Compliance. Except as disclosed on Schedules 4.20, 4.21 or 4.21.1, to the knowledge of NLPC, JNPC and the Joint Venture, each of NLPC, JNPC, the Joint Venture and the Project have at all times fully complied in all material respects with all Governmental Rules applicable to such Person and with all Permits, including all Governmental Rules applicable to the conduct of such Person's business and activities and to the construction, ownership, operation, maintenance and use of the Project.
     4.21 Environmental Legal Compliance. Without limiting the generality of Section 4.20, and except as disclosed on Schedules 4.21, or 4.21.1
     (a) To the knowledge of NLPC, JNPC and the Joint Venture, the Joint Venture and the Project have each complied with, and are in compliance with: (x) the terms and conditions of all Governmental Approvals and Governmental Filings issued or required pursuant to any Environmental Law, and (y) all other limitations, restrictions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Law, or in any notice, order, or demand letter issued, entered, promulgated, or approved pursuant to any Environmental Law;
     (b) To the knowledge of NLPC, JNPC and the Joint Venture, neither the Joint Venture nor the Project (i) has been or is alleged to have been in violation of any Environmental Law,
(ii) has received any notice of violation or other notification from any Governmental Person or any third party alleging that the Joint Venture or the Project are in violation of any Environmental Law, or (iii) are subject to, or have been subject to, any administrative or judicial proceedings or investigations pursuant to any Environmental Law.
     (c) To the knowledge of NLPC, JNPC and the Joint Venture, neither NLPC, JNPC, the Joint Venture nor the Project has caused or permitted the Release of any polychlorinated biphenyls, asbestos containing material, or urea formaldehyde insulation at the Site in such quantities as to impose any obligation on the Joint Venture or the Project to remove or remediate any such substances; provided, however, that such substances may be present in the landfill gas used by the Project (or the condensate derived therefrom) but are properly disposed of under existing Permits.
     (d) There are not now, and there have not been previously, any underground storage tanks owned or installed by the Joint Venture or the Project on the Site (other than one underground oil/water separator installed by the Joint Venture on the Site).
     (e) To the knowledge of NLPC, JNPC or the Joint Venture, neither the Site nor other real property now or previously owned or leased by the Joint Venture, contain any Regulated Materials that, under any Environmental Law currently in effect, (i) impose or could reasonably be expected to impose on NLPC, JNPC, the Joint Venture or the Project a liability for removal, remediation, or other cleanup, or damage to natural resources;
(ii) could have a material adverse affect on the value of the Project or the Purchased Assets; or (iii) could reasonably be expected to result in the imposition of a Lien on the Project or any of the other Purchased Assets.
     (f) None of the Joint Venture, NLPC, JNPC or their respective Affiliates has received any request for information from any Governmental Authority or other person which is related to any location (including the Site) which is, or may be, subject to actions for removal, response, remediation or cleanup of Regulated Substances, including but not limited to any information request pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or any similar Rhode Island statute, rule or regulation and which may subject the Joint Venture or the Project to any obligation for removal, response, remediation or cleanup of Regulated Substances at the location.
     (g) None of the Joint Venture, NLPC, JNPC or their respective Affiliates has received any notice of violation or order, demand, or other claim (i) for removal, response, remediation or cleanup of any Regulated Substances at any location (including the Site); (ii) for damage to natural resources; or (iii) for personal injury or property damage related to the release or discharge of Regulated Substances.
     (h) To the knowledge of NLPC, JNPC and the Joint Venture, neither the Joint Venture nor the Project has, except in compliance with all applicable rules, regulations and permits:
          (i) disposed, discharged, or released any Hazardous Substance or Regulated Substance at;
          (ii) arranged for the disposal of any Hazardous Substance or Regulated Substance at;
          (iii) transported any Hazardous Substance or Regulated Substance to; or
          (iv) owned or operated,
any location or facility (including the Site) that is listed or proposed for listing on the National Priority List under CERCLA or any similar State remedial action priority list, or which has been proposed for removal or remedial action under any Environmental Law.
     (i) To the knowledge of NLPC, JNPC and the Joint Venture, the Joint Venture and the Project have obtained and complied with all required Governmental Approvals for the disposal or beneficial use of all wastes generated by the Project. Schedule
4.21.1 sets forth a full and complete list of all sites and facilities where wastes generated by the Joint Venture and the Project have been stored, treated, processed or disposed.
     (j) The Project and all facilities and sites to which waste materials generated by the Project have been sent for storage, treatment, processing, or disposal are, to the knowledge of NLPC, JNPC and the Joint Venture in compliance with all applicable Environmental Laws.
     (k) None of the Joint Venture, NLPC or JNPC has made or is currently obligated to make, any report or notification to any Governmental Person regarding the release or discharge of any Regulated Substance.
     (l) To the knowledge of NLPC, JNPC and the Joint Venture, there has not been, whether prior to or in connection with the construction and operation of the Project (including any activities or processes relating to the Project) any release or discharge by the Joint Venture or the Project of any Regulated Substance at or to the Site (whether onto or into the ground, soil, subsurface, surface water, ground water, air or otherwise), and other than those which (i) are permitted under all applicable Environmental Laws and Permits; and (ii) occur only in the ordinary course of the operation of the Project.
     4.22 Insurance. Schedule 4.22 contains a list and description of all insurance policies of any type which are held by any of NLPC, JNPC or the Joint Venture, specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims thereunder. Except as disclosed on Schedule 4.22, no claim of any type is pending under any of such policies.
     4.23 Utilities. All utility services necessary for the operation of the Project are available at the location of the Project, including water supply, sanitary and storm sewer facilities, and gas, electric and telephone facilities.
     4.24  Project Construction.  Except as set forth on
Schedule 4.24, to the knowledge of NLPC, JNPC and the Joint Venture, the Project is being operated and maintained in accordance with all applicable Governmental Rules and Permits and there are no design or other defects in the Project or any other Purchased Asset.
     4.25 Project Conditions. Except as set forth on Schedule 4.25, to the knowledge of NLPC, JNPC and the Joint Venture, the Project and all of the Purchased Assets are in good operating condition, maintenance and repair (subject only to normal wear and tear).
     4.26 Brokers. Neither this Agreement nor the consummation of the transactions contemplated hereby was induced by or procured through any Person acting on behalf of, or representing, any of NLPC, JNPC, the Joint Venture or any of their respective Affiliates as a broker, finder, investment banker, financial advisor or in any similar capacity.
     4.27 Tax Matters. The Joint Venture and each of NLPC and JNPC has properly, accurately and timely completed and filed all federal, state and local tax returns and reports, declarations and information returns ("Tax Returns") required to be filed by or on behalf of such Person and each such Person has withheld and paid over all amounts shown on such returns and all other due and payable charges. The Joint Venture is classified as a partnership, and not as an association taxable as a corporation under Section 7701 of the Code and the regulations promulgated thereunder, and is taxed as a partnership for federal income tax purposes under subchapter "K" of the Code. No Tax Returns have been audited by any federal, state or local taxing authorities except for a Massachusetts audit of the Joint Venture's tax returns for the years 1990-1992 which resulted in a "no-change" letter.
     4.28 Bank Accounts. Schedule 4.28 sets forth an accurate and complete list of (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Joint Venture maintains accounts of any nature or safe deposit boxes and the names of all Persons authorized to draw thereon, make withdrawals therefrom or to have access thereto and (b) the names of the Persons, if any, holding general or specific powers of attorney from any of such Persons the Joint Venture and a summary of the terms thereof.
     4.29 For purposes of the HSR Act, the Joint Venture, NLPC and JNPC represent and warrant to RPLP that the "ultimate parent entity" (as defined in the HSR Act) of the Joint Venture has total assets of less than $100 million and net sales of less than $100 million.
     4.30 Accuracy of Project Information. The information contained in this Agreement, the Financial Statements and all other certificates, documents and instruments furnished by or on behalf of NLPC, JNPC or the Joint Venture in connection with this Agreement and the transactions contemplated hereby (all such information, being referred to collectively herein as the "Project Information"), is true, correct and complete in all material respects, and none of the Project Information contains any untrue statement or representation of a material fact or omits to state or represent a material fact necessary in order to make the statements and representations included therein not misleading in light of the circumstances under which they were made.

ARTICLE 5
Representations and Warranties
of RPLP


     Subject to the provisions of Section 12.11 below, RPLP represents and warrants to each of NLPC, JNPC and the Joint Venture as follows:
     5.1 Due Organization. RPLP is a limited partnership duly organized and validly existing under the laws of the State of Delaware, and is qualified to transact business in all jurisdictions where the ownership of its properties or its operations require such qualification.
     5.2 Power and Authority. RPLP has full partnership authority to enter into and perform its obligations hereunder and under the other Closing Documents to which it is or will be a party and to consummate the transactions herein and therein contemplated in accordance with the terms, provisions and conditions hereof and thereof. All partnership proceedings required to be taken by RPLP to authorize it to execute, deliver and perform the terms of this Agreement and the other Closing Documents to which it is or will be a party have been duly and validly taken.
     5.3 Valid, Binding and Enforceable Obligations. Each of this Agreement and the other Closing Documents to which RPLP is or will be a party has been, or will be on the Closing Date, duly and validly executed by RPLP, and constitutes, or will when executed constitute, a valid and binding obligation, enforceable against RPLP, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and the enforcement of debtors' obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.
     5.4 No Violations. The execution and delivery by RPLP of this Agreement and the other Closing Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby will not (a) violate or be in conflict with the organizational documents of RPLP, (b) violate, be in conflict with, or constitute a Default or Event of Default under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, obligation, contract, commitment of fees or other agreement to which RPLP is a party or by which any of its properties or assets is or may be bound, (c) result in the creation or imposition of any Lien upon any of the property or assets of RPLP, under any debt, obligation, contract, commitment or other agreement to which RPLP is a party or by which any of its properties or assets is or may be bound, or (d) violate any Governmental Rule.
     5.5 Bankruptcy. RPLP has not filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against RPLP seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, or other debtor relief law, and no other liquidator has been appointed of RPLP or of all or any part of its properties.
     5.6 No Litigation. There are no actions, suits or proceedings of any type pending or, to its knowledge threatened, against RPLP or any of its properties or business, whether at law or in equity, before or by any Governmental Person. RPLP has no knowledge of any state of facts or contemplated event which may reasonably be expected to give rise to any such action, suit or proceeding. RPLP is not operating under, or subject to, or in default with respect to, any order, writ, injunction or decree of any Governmental Person.
     5.7 Brokers' Fees. Neither this Agreement nor the consummation of the transactions contemplated hereby was induced by or procured through any Person acting on behalf of, or representing, RPLP or its Affiliates as a broker, finder, investment banker, financial advisor or in any similar capacity (other than Donald C. Stewart pursuant to a separate arrangement between Mr. Stewart and RPLP).
     5.8 Ownership of Qualifying Facility. The acquisition of the Purchased Assets by RPLP hereunder will not result in a violation of PURPA or the regulations promulgated thereunder with respect to ownership of a "qualifying facility" by a person "primarily engaged in the generation or sale of electric power (other than electric power solely from cogeneration facilities or small power production facilities)" for purposes of 18 CFR Sec. 292.206.
     5.9 PUHCA. RPLP is not a "holding company" or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility," in each case within the meaning of the Public Utility Holding Company Act of 1935, as amended.
     5.10 Due Diligence and Experience. RPLP has had the opportunity to inspect the Project and to ask questions of and receive answers from NLPC, JNPC and the Joint Venture with respect to the Joint Venture, the Project and the Purchased Assets. RPLP is experienced in making investments in the nature of the transaction contemplated hereby.
      5.11 HSR Act. For purposes of the HSR Act, the RPLP represents and warrants to the Joint Venture, NLPC and JNPC that the "ultimate parent entity" (as defined in the HSR Act) of RPLP has total assets of less than $100 million and net sales of less than $100 million.

ARTICLE 6

Conditions Precedent to the
Obligations of
 RPLP


     The obligations of RPLP to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, RPLP, in its sole discretion, of each of the following conditions on or prior to the Closing:
     6.1 No Termination. This Agreement shall not have been terminated pursuant to Section 8.5 hereof.
     6.2 Representations True and Correct; Certificate. The representations and warranties of NLPC, JNPC and the Joint Venture contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and each such Persons shall have executed and delivered to RPLP an officer's certificate confirming the same.
     6.3 Compliance with Covenants; Certificate. Each of NLPC, JNPC and the Joint Venture shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and each of such Persons shall have executed and delivered to RPLP an officer's certificate confirming the same.
     6.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or private individual or entity before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.
     6.5 Proceedings Satisfactory. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to RPLP and its counsel and RPLP and its counsel shall have received copies of such documents as they shall reasonably request in connection therewith.
     6.6 No Adverse Changes. There shall have been no materially adverse change in the position, financial or otherwise, or the assets, liabilities or results of operations of the Joint Venture, the Project or the Purchased Assets other than as permitted or contemplated by this Agreement, nor shall the business, assets and properties of the Joint Venture have been materially and adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, flood, riot, civil disturbance, uprising, activity of armed forces, or act of God or public enemy, whether or not covered by applicable insurance, in each case, from the date hereof through the Closing Date.
     6.7 Consents and Notices. All Governmental Consents and Notices, Additional Consents and Notices and other consents or notices required to be obtained from or made to any Person for the consummation of the transactions contemplated hereby shall have been duly obtained, made or provided, as the case may be, and shall be in full force and effect without adverse modifications.
     6.8 Insurance Certificate. RPLP shall have received certificate confirming that RPLP has been named as an additional insured under the insurance policies described in Section 4.22 above.
     6.9 Modification of Sublease Agreement. The Sublease Agreement shall have been amended and/or modified substantially in the form of Exhibit D attached hereto and otherwise in form and substance reasonably satisfactory to RPLP to reflect the amendments to the Lease Agreement described in Section 6.19 below.
     6.10 Due Diligence Items. RPLP shall have completed in a satisfactory manner its due diligence review of the Joint Venture, the Purchased Assets and the Project, which review shall include the following:
     (a) Performance testing of the Project's currently installed equipment in accordance with specifications and procedures designed by RPLP to confirm that the design and capability of such equipment will permit the Project to generate not less than 12,298.5 kilowatts (net) of electrical power.
     (b) Receipt of a report of SCS Engineers (the "SCS Engineers' Report) confirming that (i) the capacity of the landfill to which Gasco has production rights under the Sublease Agreement is adequate to assure the production of sufficient landfill gas on a long term basis to permit the Project to generate not less than 12,298.5 kilowatts (net) of electricity for sale under the Power Purchase Agreement and (ii) a review of Gasco's proposed development plan for the landfill gas field and the estimated costs for such development plan are appropriate to permit Gasco to deliver landfill gas in sufficient quantities to permit the Project to generate not less than 12,298.5 kilowatts
(net) for sale under the Power Purchase Agreement;
     (c) the absence of any environmental liabilities which could have any significant adverse impact on the Project;
     (d) confirmation that the Purchased Assets are being acquired free and clear of all Liens, other than liabilities arising after the Closing Date under agreements or arrangements which are in effect on the Closing Date and which are being assumed by RPLP hereunder; and
     (e) completion and operation of a previously approved secondary condensate handling facility for the Project, or, alternatively, receipt by RPLP of financial accommodations sufficient to permit RPLP to construct such condensate facility without further cost to RPLP.
     6.11 Legal Opinion. RPLP shall have received the favorable legal opinion from counsel to NLPC, JNPC and the Joint Venture as to the execution, delivery and enforceability of this Agreement.
     6.12 Execution and Delivery of Closing Documents. This Agreement and each of the other Closing Documents shall have been duly authorized, executed and delivered by the other parties thereto and shall be in full force and effect on the Closing Date without any material Default or Event of Default having occurred and be continuing thereunder or material breach thereof or circumstance which would give any party thereto the right to terminate any such Closing Document.
     6.13 No Violations. The consummation of the transactions contemplated hereby and by the other Closing Documents shall not violate any Governmental Rule.
     6.14 Closing Actions. Each of the actions required to be taken pursuant to Section 3.2 or otherwise to effect the transactions contemplated hereby shall have been duly performed and complied with, and RPLP shall have received satisfactory evidence of any and all such actions.
     6.15 Organizational Documents. RPLP shall have received a copy of the Joint Venture Agreement and a copy of all qualifications or other "doing business" filings made on behalf of the Joint Venture in the States of Illinois and Rhode Island and any other jurisdiction where such filings are required to be made by the Joint Venture.
     6.16 Issuance of Permits. RPLP shall have been issued or effectively assigned all environmental, air quality or other Permits which are required to permit RPLP to continuously operate the Project at not less than 12,298.5 kilowatts (net), assuming not more than 5% maintenance downtime.
     6.17  Assumption of Northwestern Financing Arrangements.
The holders of the Notes issued under the Northwestern Financing Arrangements shall have consented to the assumption by RPLP of such arrangements on a basis which does not require that RPLP reduce the principal amount outstanding as of the Effective Date by more than $3 million or incur other expenses for the account of Northwestern National Life Insurance Company or its Affiliates in connection therewith in excess of $400,000 and otherwise on terms and conditions satisfactory to RPLP.
     6.18 Distribution Certificate. RPLP shall have received a certificate of an officer of the Joint Venture setting forth the aggregate amount of all payments to Affiliates of the Joint Venture with respect to the Management Agreements and the Affiliate Notes which were made from and after the Effective Date and which reduce the Purchase Price as set forth in Section 2.2 above.
     6.19 Amendment of Lease Agreement. RISWMC shall have executed and delivered to the Joint Venture and RPLP an amendment of the Lease Agreement in form and substance satisfactory to RISWMC, the Joint Venture and RPLP, which adds to the definition of the Site leased to the Joint Venture under the Lease Agreement the additional land areas designated as Phase IV and Phase V.
     6.20 Termination of the WPI Agreements. RPLP shall have received written evidence, reasonably satisfactory to it, that the WPI Agreements will be terminated in all respects, effective on the Closing.
ARTICLE 7
Conditions Precedent to the
Obligations of the Joint
Venture


     The obligations of the Joint Venture to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, the Joint Venture, in its sole discretion, of each of the following conditions on or prior to the Closing:
     7.1 No Termination. This Agreement shall not have been terminated pursuant to Section 8.5 hereof.
     7.2 Representations True and Correct; Certificate. The representations and warranties of RPLP contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and RPLP shall have executed and delivered to the Joint Venture an officer's certificate confirming same.
     7.3 Compliance with Covenants; Certificate. RPLP shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and RPLP shall have executed and delivered to the Joint Venture an officer's certificate confirming the same.
     7.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or private individual or entity before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.
     7.5 Proceedings Satisfactory. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Joint Venture and its counsel, and the Joint Venture and its counsel shall have received copies of such documents as they may reasonably request in connection therewith; including, but not limited to, complete and unconditional discharges and releases of the Joint Venture from any and all obligations and liabilities under the Northwestern National Financing Arrangements, any Assignments and the Lease.
     7.6 Consents and Notices. All Governmental Consents and Notices, Additional Consents and Notices and other consents or notices required to be obtained from or made to any


Person shall have been duly obtained, made or provided, as the case may be, and shall be in full force and effect.
     7.7 Modification of Sublease Agreement. Modification of the Sublease Agreement in the manner described in Section 6.9 above and otherwise in form and substance reasonably satisfactory to the Joint Venture to reflect amendments to the Lease Agreement described in Section 6.19 above.
     7.8 Legal Opinion. The Joint Venture shall have received the favorable legal opinion from counsel for RPLP as to the execution, delivery and enforceability of this Agreement.
     7.9 Execution and Delivery of Closing Documents. This Agreement and each of the other Closing Documents shall have been duly authorized, executed and delivered by the other parties thereto and shall be in full force and effect on the Closing Date without any material Default or Event of Default having occurred or existing thereunder or material breach thereof or circumstance which would give any party thereto the right to terminate any such Closing Document.
     7.10 No Violations. The consummation of the transactions contemplated hereby and by the other Closing Documents shall not violate any Governmental Rule.
     7.11 Closing Actions. Each of the actions required to be taken pursuant to Section 3.2 or otherwise to effect the transactions contemplated hereby, including the payment of the Purchase Price, shall have been duly performed and complied with, and the Joint Venture shall have received satisfactory evidence of any and all such actions.
     7.12 WPI Releases. The Joint Venture shall have received complete and unconditional discharges and releases from any and all liabilities or obligations under the WPI Agreements.



ARTICLE 8

Pre-Closing Covenants and
Termination


     8.1 General Pre-Closing Covenants of NLPC, JNPC and the Joint Venture. Until the Closing Date, each of NLPC, JNPC and the Joint Venture shall, and shall cause their respective affiliates to do the following, unless RPLP shall otherwise agree in writing, or except as shall otherwise be required in order to comply with the requirements of any Project Document, Permit or Governmental Rule:
          8.1.1  Full Access.  Permit RPLP and its
representatives, agents, counsel and accountants upon reasonable notice and in compliance with reasonable rules and regulations of the Joint Venture to have full access during normal business hours to all properties, books, accounts, records, contracts, files, correspondence, tax records and documents of the Joint Venture relating to the ownership, construction, permitting, financing or operation of the Project and the Purchased Assets which are in the possession or control of any of such Persons (excluding, however, any documents relating to the potential sale of the Project or the Purchased Assets to parties other than
RPLP), and permit RPLP to cause its agents to conduct such reviews, inspections, surveys, tests and investigations of the Joint Venture, the Project and the Purchased Assets as RPLP deems necessary or advisable.
          8.1.2 Furnishing Information. Promptly furnish or cause to be furnished, at its sole cost and expense, to RPLP and its representatives originals or copies of all Project Documents and other documents, records, data and information concerning such businesses, assets, finances and properties of or relating to any of the Joint Venture, the Project and the Purchased Assets that may be reasonably requested by RPLP, including copies of all environmental reports, and plans and specifications pertaining to all or any portion of the Project or the Site, in each case, in the possession or control of such Persons.
          8.1.3 Consultation with Accountants. Subject to the standards set forth in Section 8.1.1 above, permit RPLP to consult with the accountants for the Joint Venture and the Project and said accountants are hereby authorized to disclose all information in their possession to RPLP with respect thereto; provided, however, that the accountants' expenses incurred as a result of such consultation shall be paid by RPLP.
          8.1.4 Discussions with Project Participants. Permit RPLP and their representatives and agents to discuss the transactions contemplated hereby with any of the parties to the Project Documents or any other Person who has any relationship to the Project or the Joint Venture; provided, however, that in each case, NLPC, JNPC and the Joint Venture shall be given notice of such proposed contact and the opportunity to participate in such discussions.
          8.1.5 Representations and Warranties. Refrain from doing, or causing to be done, anything which would cause the representations and warranties set forth in Article 4 hereof from being true, complete and accurate in all material respects on the Closing Date as if made on such date.
          8.1.6 Conduct of Business. Except as expressly contemplated hereby (including amendments to the Sublease Agreement and the transfer of the blowers to Gasco), carry on the Project and the business of the Joint Venture in the ordinary course, and not sell, transfer or otherwise dispose of any of the Purchased Assets (other than in the ordinary course) and continue to use, operate, maintain and repair the Project and all Purchased Assets in accordance with all Permits, all Project Documents and all applicable Governmental Rules and otherwise in accordance with the prior practice.
          8.1.7 Preservation of Assets, Relationships, Etc. Except for the Amendment to the Sublease Agreement and the transfer of the blowers to Gasco, preserve intact the Project, the Purchased Assets and the business organization of the Joint Venture and (except for the Sublease Amendment) preserve the present relationships with all other parties to the Project Documents and others involved with or having any relationship to the Project.
          8.1.8 New Obligations. Except for the Sublease Amendment, refrain from entering into any material contract, agreement or instrument of any type, whether written or oral, or otherwise incur any new liabilities, whether contingent or otherwise, except in the ordinary course of business or in accordance with the Project Documents.
          8.1.9 No Defaults or Events of Default. Refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause a Default or Event of Default under any Project Document.
          8.1.10  No Solicitations, Etc.  Refrain from
soliciting or encouraging (by way of furnishing information, negotiations, or otherwise) any inquiries or proposals for the direct or indirect acquisition of the stock of NLPC or JNPC, their respective Joint Venture Interests, the Project or the Purchased Assets, except in the ordinary course and consistent with past practices.
          8.1.11  No Distributions.  From and after the
Effective Date, refrain from making any distribution or other payment by the Joint Venture to any of NLPC or JNPC or any of their respective Affiliates other than (i) payments to Gasco under the Sublease Agreement and (ii) payments with respect to the Management Agreements and Affiliate Notes which were not included in the determination of Current Liabilities and which will reduce the Purchase Price as described in Section 2.2 above.
     8.2 Notification. Each of the Joint Venture, NLPC and JNPC, on the one hand, and RPLP, on the other hand, shall promptly notify the other party in writing of any event, circumstance or condition that results or, with the passage of time or notice, or both, would reasonably be likely to result, in
(a) any representation or warranty made to or for the benefit of such other party under this Agreement being false in any material respect at any time, or (b) any condition to Closing for the benefit of such other party being unable to be satisfied or (c) the inability of the notifying party to perform any of its respective obligations hereunder.
     8.3 Filings and Consents. As promptly as practicable, each of NLPC, JNPC and the Joint Venture, on the one hand, and RPLP, on the other hand, shall use their reasonable, good faith and diligent efforts to make, or cause to be made, all such filings and submissions and obtain or cause to be obtained all such consents and approvals applicable to it, in order to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.
     8.4  Confidentiality.
     (a) RPLP understands that as part of its due diligence to date and its subsequent due diligence as a result of this Agreement, RPLP has had and will have access to certain information provided to it by NLPC, JNPC and the Joint Venture which such Persons deem confidential and/or proprietary. Such information may include, but not be limited to:
     (i) information identified at the time of disclosure as confidential, proprietary or secret by NLPC, JNPC or the Joint Venture, or any of their respective employees, agents, attorneys or consultants;
     (ii) information involving the economic plans, development, construction, permitting, financing, equipment procurement, feasibility assessments, or contracts relating to the Project and the Joint Venture's business;
     (iii) analyses, computations, studies, documents and records prepared by, or with respect to, NLPC, JNPC or the Joint Venture, or any of their respective employees, agents or representatives; and
     (iv) the Financial Statements and the Project Documents.
All such information shall, unless approved in writing otherwise by the Joint Venture, be deemed "Confidential Information" and shall be treated as such in accordance with Section 8.4(b) below.
 Confidential Information shall not be deemed to include information which (x) is now generally known or readily available in the trade or public, (y) RPLP or its Affiliates can document was possessed by RPLP or its Affiliates prior to its disclosure by the Joint Venture or (z) was acquired by RPLP or its Affiliates from a third party (other than the parties hereto or their respective accountants or attorneys); provided that in each case RPLP or its Affiliates did not have reason to know or believe that such information was obtained in violation of any obligation of confidentiality in favor of the Joint Venture or its Affiliates.
     (b) RPLP specifically agrees for itself, its Affiliates and their agents that until the Closing Date, or thereafter if the transactions contemplated hereby are not consummated:
     (i) all such Persons will maintain the Confidential Information so imparted, secret and confidential;
     (ii) all such Persons will not use the Confidential Information or any information derived therefrom other than for the purpose contemplated herein;
     (iii) all such Persons will not transmit or further disclose such Confidential Information to any third party, including, but not limited to RISWMC, NEP, WPI, the Rhode
Island Department of Environmental Management ("RIDEM") or the United States Environmental Protection Agency ("EPA");
     (iv) all such Persons will not contact directly or indirectly any of RISWMC, NEP, WPI, RIDEM or EPA without the prior written permission of the Joint Venture for the purpose of discussing this transaction or any of the Confidential Information; and
     (v) any unauthorized use of the Confidential Information or contact with RISWMC, NEP, WPI, RIDEM or EPA other than as permitted herein may cause material harm to the Joint
Venture and/or its Affiliates, that such harm may be difficult to ascertain, and that the Joint Venture shall have, in addition to its rights and remedies at law, the right to obtain an injunction from any court of competent jurisdiction to restrain RPLP or any of its Affiliates from continuing such violation.
Further, RPLP agrees that neither it nor any of its Affiliates shall make any copy or in any way reproduce or excerpt such Confidential Information except as necessary to accomplish the purpose which is specifically contemplated herein or as otherwise authorized by the Joint Venture in writing. In the event that either party terminates this Agreement, then upon the request of the Joint Venture, RPLP shall promptly cause all Confidential Information and all copies thereof to be returned to the Joint Venture.
     8.5 Termination. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:
     (a) By the mutual agreement of RPLP, NLPC, JNPC and the Joint Venture in writing.
     (b) By written notice from (i) RPLP to NLPC, JNPC and the Joint Venture or (ii) NLPC, JNPC and the Joint Venture to RPLP, if at any time any of such parties fails to perform any obligation hereunder in a timely manner and fails to cure the same promptly after written notice thereof from the other party(s) or any representation or warranty of any party hereunder proves to be false in any material respect and is not promptly cured after written notice thereof from the other party(s), except to the extent that any such representation or warranty is made as of a specified date, in which case, such representation or warranty shall have been true and correct in all material respects as of such date unless the circumstances that made any such representation or warranty false or misleading at the time shall no longer be continuing.
     (c) After March 31, 1996 by written notice from each of NLPC, JNPC and the Joint Venture to RPLP unless on or before such date, RPLP shall provide written confirmation to the Joint Venture that (i) the Closing conditions set forth in Sections 6.10(a), 6.10(b) and 6.10(c) have been satisfied (or waived by RPLP) and (ii) RPLP has been capitalized with equity contributions from its partners in an amount of not less than $10,500,000.
     (d) By written notice from any party to the other parties if the Closing contemplated hereunder has not taken place on or before June 30, 1996 (other than as a result of the notifying party's failure to satisfy a condition to Closing which is within its control).
     (e) In the event that this Agreement is terminated pursuant to this Section 8.5, then no party hereto shall have any further liability or obligation to any other party hereunder, except that RPLP shall continue to comply with the provisions of Section
8.4 above.
     8.6 Further Amendment of Sublease Amendment. Each of RPLP and the Joint Venture agree to make such further amendments to the Sublease Amendment as Gasco and/or LKD may reasonably request, so long as such further requested amendments are not reasonably likely to have a material adverse affect, directly or indirectly, on the ownership, possession or operation of their respective assets or their respective prospects or financial condition.


ARTICLE 9

Post Closing
Covenants
and
Conditions


     9.1 Provision of Information. The originals of the books and records, accounts, contracts, and other documents held by any of NLPC, JNPC, the Joint Venture or any of their Affiliates and relating to the Joint Venture, the Project or the Purchased Assets (other than wholly internal documents which are not reasonably necessary to the proper operation and management of the Project) shall be delivered by such parties to RPLP at the Closing or promptly after the Closing Date, but in no event later than fifteen (15) days after the Closing Date.
     9.2 Further Assurances. Each of NLPC, JNPC and the Joint Venture, on the one hand, and RPLP, on the other hand, shall on request made on or after the Closing Date, cooperate with each other by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably requested by any of the parties or their counsel to consummate or otherwise further implement or effectuate the transactions contemplated by this Agreement and the other Closing Documents, provided that no party shall be required to incur any additional liability or unreimbursed expenses in connection with any such request.
     9.3 Performance Test. Within 60 days after the Closing Date, RPLP will purchase and install, at its expense, monitoring equipment and instrumentation which will provide instantaneous and continuous measurement of (a) the quantity of landfill gas delivered by the gas collection system, (b) the percentage of methane and oxygen in such landfill gas and (c) the total BTU content of such landfill gas. At any time and from time to time within the six month period after such monitoring equipment and instrumentation is installed by RPLP, and upon five days prior written notice to RPLP, the Joint Venture may conduct a test (the "Performance Test") to demonstrate that the landfill gas gathering system can supply landfill gas for a cumulative total of 720 hours which (x) contains not less than 50% methane, (y) contains not more than 2% oxygen and (z) has a minimum caloric content of not less than 158.224 MMBTU/hr (Higher Heating Value).
 RPLP and the Joint Venture shall each have the right to designate personnel to observe the conduct of the Performance Test, and each agrees that the Performance Test shall be conducted in accordance with the following criteria:
     (i) Any quantity of landfill gas delivered by the landfill gas collection system containing less than 50% methane and/or more than 2% oxygen shall be disregarded in determining whether the 158.224 MMBTU/hr (Higher Heating Value) requirement has been met.

     (ii) Any hour in which the landfill gas collection system delivers less than 158.224 MMBTU/hr (Higher Heating Value) shall not count towards the 720 hour cumulative total, and the 720 hour cumulative total standard shall be increased by one additional hour for each such uncounted hour, provided, however, if the cause of such non-delivery is an event or occurrence which is beyond the control of Gasco (including the failure of any of RPLP's equipment which adversely affects the ability of the landfill gas collection system to make such delivery) then the 720 hour cumulative total shall not be extended by reason of such non-delivery.
     (iii) For purposes of the 158.244 MMBTU/hr (Higher Heating Value) portion of the Performance Test, an "hour" shall be a period of 60 consecutive minutes commencing with the first minute of each whole clock hour.
     (iv) All landfill gas deliveries meeting the minimum specifications described in (i), (ii) and (iii) above shall be included in the Performance Test, without regard to whether such deliveries are utilized by the Facility or are flared.
RPLP will cooperate with the Joint Venture in such manner as the Joint Venture shall request to maximize the performance of the landfill gas gathering system for purposes of the Performance Test; provided, however, that RPLP shall not be required to incur any material unreimbursed expense in connection with such cooperation or to operate the Facility except in accordance with good operating practices. At the request of RPLP or the Joint Venture, SCS Engineers may be retained to resolve any dispute in connection with the administration or conduct of the Performance Test or the interpretation of the results thereof and each of RPLP and the Joint Venture agrees that in the event SCS Engineers are retained to perform any verification or confirmation of the Performance Test results, the cost of SCS Engineers shall be shared equally by RPLP and the Joint Venture.

     9.4 Release and/or Use of Joint Account. At such time as the Joint Venture has conducted and satisfactorily met the requirements of the Performance Test within the six month period allowed for the Performance Test, then RPLP shall immediately authorize distribution to the Joint Venture of any amounts remaining in the Joint Account. However, if the Joint Venture shall not have satisfactorily completed the Performance Test within such six month period, then NLPC, JNPC and the Joint Venture shall (a) cause their respective affiliates to implement such modifications, maintenance or repairs to the landfill gas gathering system as may be recommended by SCS Engineers, with RPLP's consent, to increase the production capability of the gas gathering system so as to produce on a continuous basis 158.224 MMBtu/hr (Higher Heating Value) and (b) authorize disbursement of amounts remaining in the Joint Account (up to the full amount thereof) to pay for any and all expenses related to such items until such time as the requirements of the Performance Test have been met. The Joint Venture may conduct a Performance Test in accordance with the terms of Section 9.4 at any time the Joint Venture believes sufficient modifications, maintenance or repairs have been completed. Amounts remaining in the Joint Account (if any) after satisfactory completion of the Performance Test and payment of all the aforementioned expenses shall be promptly distributed to the Joint Venture. RPLP shall promptly consent to the authorization for any such disbursements for expenses and distribution to the Joint Venture. The liability of NLPC, JNPC and the Joint Venture for obligations under this Section 9.4 shall be limited to amounts remaining in the Joint Account (if any), and RPLP remedies shall be limited in recourse to such balance.

ARTICLE 10

Indemnificat
ion


     10.1  Indemnification by NLPC, JNPC and the Joint Venture.
     (a) Each of NLPC, JNPC and the Joint Venture shall, to the maximum extent not prohibited by law, indemnify, defend and hold harmless RPLP and all of its Affiliates, shareholders, partners, members, investors, directors, officers, employees and agents from and against any and all losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees and expenses) arising after the Closing and suffered or incurred by any such Person by reason of or resulting directly from the inaccuracy of the representation and warranty contained in Section 4.29 above or the breach, nonfulfillment or nonperformance of any post closing covenant or agreement by NLPC, JNPC or the Joint Venture as the case may be, under this Agreement or any other Closing Document. Such indemnity shall be the exclusive remedy for any such inaccuracy, breach, non-fulfillment or non-performance.
     10.2 Indemnification by RPLP. RPLP shall, to the maximum extent not prohibited by law, indemnify, defend and hold harmless each of NLPC, JNPC and the Joint Venture and all of their respective Affiliates, shareholders, partners, members, investors, directors, officers, employees and agents, from and against any and all losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees and expenses) arising after the Closing and suffered or incurred by any such party by reason of or resulting directly from the inaccuracy of the representation and warranty contained in Sections 5.8 and
5.11 above, or the breach, nonfulfillment or nonperformance of any post-closing covenant or agreement of RPLP under this Agreement or any other Closing Document, including, but not limited to, RPLP's obligations under Section 2.2 to pay the Purchase Price; under Section 2.5 to discharge, satisfy or pay when due certain liabilities of the Joint Venture assumed by RPLP under such Section; and under Section 11.2.1 to pay increase in taxes due. Such indemnity shall be the exclusive remedy for any such inaccuracy, breach, non-fulfillment or non-performance.
     10.3 Procedure for Claims. Any Person entitled to indemnification hereunder shall give prompt, written notice to the indemnifying party setting forth the circumstances giving rise to such claim as well as the amount sought. The indemnifying party shall have the right, but not the obligation, to defend against, negotiate, settle or otherwise deal with such claim, at its own expense and represented by counsel of its choice, which right shall be exercised within 15 days after receipt of notice of the claim; provided, however, that if the indemnifying party exercises such right, the Person seeking indemnification nevertheless may participate in any proceeding at its expense with counsel of its choice, and provided, further, that the indemnifying party may not enter into a settlement with respect to such claim without the consent of the Person seeking indemnification unless such settlement is limited to a payment of money for which the Person seeking indemnification is fully indemnified by the indemnifying party. If the indemnifying party does not elect to deal with any claim, the such indemnifying party shall have no liability with respect to any compromise or settlement thereof undertaken without its consent. The parties will cooperate fully with one another in connection with the defense, negotiation or settlement of any claim.

ARTICLE 11
Tax
Matters


     11.1 Sales and Transfer Taxes. All transfer, sales, use, documentary transfer, stamp or excise taxes, or other similar taxes of any type payable in connection with the sale and transfer of the Purchased Assets or otherwise in connection with the consummation of the transactions contemplated by this Agreement and the other Closing Documents, shall be the exclusive responsibility of and shall be paid by the Joint Venture.
     11.2  Income Tax Matters.
          11.2.1  Certain Income Tax Effects of the
Transaction. The parties acknowledge and agree that the transactions contemplated by this Agreement constitute, for income tax purposes, a taxable sale of the Purchased Assets on the Closing Date, and the Joint Venture will report, and NLPC and JNPC will take into account, and there will be reported by such Persons to the Internal Revenue Service (and to the appropriate state, local and foreign income tax authorities), their allocable share of the Joint Venture's income, gains, deductions, losses, credits and other items realized by the Joint Venture in connection with the sale of the Purchased Assets in the taxable year of the Joint Venture in which the Closing Date occurs. RPLP shall indemnify each of NLPC and JNPC against the increase (if any) in the aggregate total of all federal, state or local income taxes imposed on such Persons to the extent that the parties' decision to close as of the Effective Date rather than on the Closing Date is the cause of such increase (to be calculated using the applicable rates in effect on the Effective Date as the applicable rates in effect on the Closing Date, regardless of the actual rates applicable on the Closing Date). Within 20 days after the Closing Date, the Joint Venture shall deliver to RPLP an officer's certificate setting forth the amount due (if any) pursuant to this Section 11.2.1, together with two computations setting forth the (x) total amount of tax which would have been payable by NLPC and JNPC if the Closing had occurred on the Effective Date and if the Purchase Price had been invested in U.S. Government obligations earning the same 5.2% per annum rate specified in Section 2.2(g) above from the Effective Date through the Closing Date and (y) the total amount of taxes payable by NLPC and JNPC as a result of closing the transactions contemplated hereby on the Closing Date. To the extent that the amount described in (y) exceeds the amount described in (x), RPLP shall pay over such excess amount to the Joint Venture within 10 days of receipt of such certificate and computations (absent manifest error).
          11.2.2  Cooperation and Exchange of Information.
Each of NLPC, JNPC, the Joint Venture and RPLP shall furnish or cause to be furnished to each other (at reasonable times) upon request and as promptly as practicable, such information (including, without limitation, access to personnel and books and records) pertinent to tax matters to which this Agreement relates and assistance relating to such tax matters as is reasonably necessary for the preparation, review, audit and filing of any tax return, the preparation for any tax audit, or the defense or prosecution of any assessment or other similar claim or any administrative or court proceeding. The party requesting information shall reimburse the other for the third party costs of providing such information. Any information obtained by a party hereto from another party hereto in connection with any tax matters to which this Agreement relates shall be kept confidential, except as may be otherwise necessary in connection with the filing of tax returns or claims for refund or in conducting an audit or other proceeding.


ARTICLE 12

Miscellane
ous


     12.1 Transaction Costs. Except as otherwise expressly provided herein, RPLP, on the one hand, and each of RLPC, JNPC and the Joint Venture, on the other, shall pay all of their own costs and expenses (including attorney's fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     12.2 Entire Agreement. This Agreement represents the entire understanding and agreement among the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and among such parties.
     12.3 Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by each of the parties hereto.
     12.4 Assignments. No party shall assign its rights and/or obligations hereunder without the prior written consent of each other party to this Agreement.
     12.5 Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.
     12.6 Headings. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.
     12.7 Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telefaxed, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

To RPLP:
Ridgewood Providence Power Partners, L.P.
c/o Ridgewood Power Corporation     With a copy to: De Forest &
Duer
947 Linwood Avenue                              90 Broad
Street
Ridgewood, New Jersey 07450                         New York,
NY 10004

Attn:  President          Attn:  Lee Black, Esq.
Fax:   (201) 447-0474     Fax:   (212) 425-7581



To NLPC, JNPC and the Joint Venture:

c/o Palmer Management Corporation
13 Elm Street
Suite 200                    With a copy to: Hinckley,
Allen & Snyder
Cohasset, MA  02025                         1500 Fleet
Center

Providence, RI  02903

Fax:   (617) 383-3205     Attn:  Pasco Gasbaro, Jr.
               Fax:   (401) 277-9600

or to such other address as any party may designate by notice complying with the terms of this Article 12.7. Each such notice shall be deemed delivered (a) on the date actually delivered if by messenger or courier service; (b) on the date of confirmed answer-back if by telefax; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.
     12.8 Severability. If any provision of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.
     12.9 Waivers. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver or any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.
     12.10 Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or any other Closing Document, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement or any other Closing Document, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other customary charges billed by the attorney to the prevailing party.
     12.11 Each of NLPC, JNPC and the Joint Venture, on the one hand, and RPLP, on the other hand, confirm that the representations, warranties, covenants, undertakings and agreements set forth herein are being made as an inducement to the other parties to enter into this Agreement; provided, however, that:
     (a) RPLP acknowledges and agrees that (i) the representations and warranties being made by NLPC, JNPC and the Joint Venture in Article 4 hereof (other than the HSR Act representation contained in Section 4.29) and any certificate delivered pursuant to Article 6 hereof confirming same, shall not survive the Closing, (ii) in the event RPLP determines prior to the Closing that any representation or warranty contained in
Article 4 (other than Section 4.29) or in such certificate is not true, then RPLP's only options and sole and exclusive remedies are either to terminate this Agreement in accordance with the provisions of Section 8.5 hereof, or to proceed to close the transaction, and thereby waive the requirement that such representation and warranty be true and (iii) in all events, RPLP shall have no claim or cause of action (and hereby waives any and all such claims or causes of action) against any of NLPC, JNPC or the Joint Venture or their respective Affiliates and any partner, shareholder, officer, director, agent or representative for any breach of any of the representations and warranties contained in
Article 4 (other than Section 4.29) or any certificate delivered pursuant to Article 6 or for reliance by RPLP as an inducement to take or refrain from taking action, at any time, either before or after the Closing Date.
     (b) Each of NLPC, JNPC and the Joint Venture acknowledges and agrees that (i) the representations and warranties being made by RPLP in Article 5 hereof (other than the representations contained in Sections 5.8 and 5.11) and any certificate delivered pursuant to Article 7 hereof confirming same, shall not survive the Closing, (ii) in the event NLPC, JNPC or the Joint Venture determines prior to the Closing that any representation or warranty contained in Article 5 (other than Sections 5.8 and 5.11) or in such certificate is not true, then their only options and sole and exclusive remedies are either to terminate this Agreement in accordance with the provisions of Section 8.5 hereof, or to proceed to close the transaction, and thereby waive the requirement that such representation and warranty be true and
(iii) in all events, none of NLPC, JNPC or the Joint Venture shall have any claim or cause of action (and hereby waives any and all such claims and causes of action) against RPLP or its Affiliates for any breach of any of the representations and warranties contained in Article 5 (other than Sections 5.8 and 5.11) or for reliance by any of NLPC, JNPC or the Joint Venture as an inducement to take or refrain from taking any actions, at any time, either before or after the Closing Date.
     (c) In all events, the representations and warranties made by NLPC, JNPC and the Joint Venture in Section 4.29 and by RPLP in Sections 5.8 and 5.11 survive the Closing and are subject to the indemnification provisions of Article 10 hereof.
     12.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by telefax of a signature page shall be binding upon any party so confirming.
     12.13 Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Rhode Island, without regard to principles of conflicts of laws. Each party hereby consents to the jurisdiction of any Rhode Island court or tribunal for the purpose of resolving any disputes hereunder.
     12.14 Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.
     12.15 Materiality. As used in this Agreement the word "material" shall refer to materiality with respect to the subject matter of the particular representation, warranty or covenant in question, and not materiality in relation to the purchase price or transactions contemplated hereby as taken as a whole.
     12.16 Receipt of Monies, Etc. Any monies, checks, drafts, money orders, postal notes and other instruments received after the Closing Date by any of NLPC, JNPC or the Joint Venture or their Affiliates in payment of any amounts due the Joint Venture or the Project shall be promptly delivered to RPLP.



ARTICLE 13
Execution
Clause


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Ridgewood Providence Power Partners, L.P.
By: Ridgewood Providence Power Corporation

By:  /s/ Robert E. Swanson
     Name:  Robert E. Swanson
     Title: President

Northeast Landfill Power Company

By:/s/ Gordon L. Deane_
     Name:  Gordon L. Deane
     Title: President

Johnston Natural Power Corporation

By:  /s/Hugh M. Eaton
   Name: Hugh M. Eaton
   Title: Chairman

Northeast Landfill Power Joint Venture
By: Northeast Landfill Power Company, general partner

By: /s/ Gordon L. Deane
     Name:  Gordon L. Deane
     Title: President

By: Johnston Natural Power Corporation, general partner

By:/s/ Hugh M. Eaton
     Name: Hugh M. Eaton
     Title: Chairman
By:/s/ Doualel F. Dargie
     Name: Doualel F. Dargie
     Title: Vice President

rhy0039.wp